PULASKI FINANCIAL REPORTS 79% INCREASE IN EARNINGS
FOR THIRD FISCAL QUARTER

•
Diluted EPS was $0.25 for the third fiscal quarter of 2010 compared with a net loss of $0.47 for the linked quarter and earnings of $0.14 for the prior-year quarter; exceeded consensus estimate of $0.08

•	Return on average assets and return on average common equity were 0.93% and 12.61%, respectively, for the quarter ended June 30, 2010; dividend payout ratio equaled 38%

•
Bank maintained “well-capitalized” regulatory status, with an estimated Tier 1 leverage capital ratio and an estimated total risk-based capital ratio of 9.31% and 12.52%, respectively, at June 30, 2010

•
Provision for loan losses was $4.5 million for the quarter versus net charge-offs of $4.2 million compared with $11.2 million and $7.7 million, respectively, for the linked quarter and $6.2 million and $3.9 million, respectively, for the prior year quarter

•	Ratio of allowance to total loans increased to 2.46% at June 30, 2010 compared with 2.39% at March 31, 2010

•	Non-performing assets decreased for the second consecutive quarter to $66.3 million at June 30, 2010 compared with $70.7 million at March 31, 2010 and $79.0 million at December 31, 2009

•	Net interest income increased 6% over the linked quarter and 3% over the prior-year quarter on improvement in the net interest margin

•	Net interest margin increased 27 basis points over the linked quarter and 43 basis points over the prior-year quarter on decreased funding costs and growth in mortgage loans held for sale

•	Core deposits increased 2% during the quarter and 13% year to date on growth in checking account balances

•
Mortgage revenues were up 5% over the linked quarter but down 60% from the prior-year quarter as loan origination and sales activity remained robust, but below the near record levels seen in prior-year periods

ST. LOUIS, July 20, 2010 — Pulaski Financial Corp. (Nasdaq Global Select: PULB) today reported net income for the quarter ended June 30, 2010 of $3.2 million, or $0.25 per diluted common share, compared with a net loss of $4.3 million, or $0.47 per diluted common share, for the quarter ended March 31, 2010 and net income of $2.0 million, or $0.14 per diluted common share, for the June 2009 quarter.  Reducing income available to common shares were dividends and the related discount accretion on the Company’s preferred stock, issued in January 2009 as part of the U.S. Treasury’s TARP Capital Purchase Program, totaling $515,000, or $0.05 per diluted common share, in each of the quarters ended June 30, 2010 and March 31, 2010, respectively, and $514,000, or $0.05 per diluted common share, in the quarter ended June 30, 2009.  For the nine-month periods, the Company reported net income of $106,000, which translated to a loss of $0.14 per diluted common share after deduction of preferred dividends, in 2010 compared with net income of $4.4 million, or $0.35 per diluted common share after deduction of preferred dividends, in 2009.

Gary Douglass, President and Chief Executive Officer commented, “We are very pleased with the meaningful earnings rebound for the quarter.  These strong earnings were driven by lower credit provisions, hopefully the beginning of provision normalization, net interest margin expansion, across-the-board fee income growth and declines in non-interest expenses.  This performance resulted in substantially improved and now respectable, especially in this operating environment, ratios of return on common equity, return on assets and dividend pay-out.  We are equally pleased with the decline in non-performing assets for the second quarter in succession.  Our June 2010 non-performing asset levels fell below the levels we reported at the end of our last fiscal year in September 2009."

Net Interest Income Increased on Improved Net Interest Margin and Growth in Average Mortgage Loans Held for Sale

Net interest income rose $616,000, or 6%, to $11.7 million for the quarter ended June 30, 2010 compared with $11.1 million for the quarter ended March 31, 2010 and rose $299,000, or 3%, compared with $11.4 million for the same period a year ago.  For the nine-month period, net interest income increased $3.7 million, or 12%, to $34.3 million. The increases were primarily the result of expansion in the net interest margin, which increased to 3.65% for the quarter ended June 30, 2010 compared with 3.38% for the quarter ended March 31, 2010 and 3.22% for the June 2009 quarter.  For the nine-month periods, the net interest margin was 3.48% in 2010 compared with 3.04% in 2009. The net interest margin benefitted from market-driven declines in the cost of deposits and wholesale borrowings and, for the linked-quarter, growth in mortgage loans held for sale, which typically produce higher interest-rate spreads than other interest-earning assets held by the Company.

Core deposits, which include checking, money market and passbook accounts, provide a stable funding source for the Company’s asset growth and produce valuable fee income.  Their growth continued to be one of the Company’s primary strategic objectives, resulting in increases of 2%, or $12.6 million, from March 31, 2010 and 13%, or $85.3 million, from September 30, 2009 to $734.5 million at June 30, 2010.  Checking accounts increased $42.6 million, or 10%, during the quarter and $122.4 million, or 33%, during the nine-month period while money market accounts decreased $31.2 million, or 13%, during the quarter and $39.1 million, or 15%, during the nine-month period.  Total deposits decreased $18.2 million, or 2%, during the quarter and $45.7 million, or 4%, during the nine-month period primarily as the result of decreases in certificates of deposit as the Company emphasized growth in core deposits and shifted the proceeds from maturing brokered certificates of deposit into lower-costing borrowings from the Federal Home Loan Bank.  Brokered certificates of deposit were $8.4 million at June 30, 2010 and March 31, 2010 compared with $83.4 million at September 30, 2009.

Mortgage Revenues Remain Robust, But Below Recent Highs

Non-interest income increased 10% to $3.7 million for the quarter ended June 30, 2010 compared with $3.4 million for the quarter ended March 31, 2010, but decreased 39% compared with $6.1 million for the June 2009 quarter.  For the nine-month period, non-interest income decreased 25% to $11.6 million in 2010 compared with $15.4 million in 2009.

Mortgage revenues totaled $1.8 million on loan sales of $382 million for the quarter ended June 30, 2010 compared with $1.7 million on loan sales of $381 million for the quarter ended March 31, 2010, and $4.4 million on loan sales of $673 million for the June 2009 quarter.  The net profit margin on loans sold was 0.46% for the quarter ended June 30, 2010 compared with 0.44% for the quarter ended March 31, 2010 and 0.66% for the June 2009 quarter.  The Company was able to absorb the increased loan origination and sales volumes that it experienced in the prior-year periods without significantly adding fixed costs to its infrastructure.  Accordingly, such fixed costs did not decline in proportion to the decreased activity in the 2010 quarters, resulting in lower net profit margins.  Loans originated for sale totaled $456 million for the quarter ended June 30, 2010 compared with $321 million for the quarter ended March 31, 2010, and $729 million for the June 2009 quarter.  Mortgage loans held for sale increased $64.5 million, or 67%, to $161.1 million at June 30, 2010 compared with $96.6 million at March 31, 2010.

Douglass noted, “Our mortgage division experienced another successful quarter of high loan origination and sales volumes resulting in yet another quarter of strong mortgage revenues.  Although this level of activity is down from the historically-high levels we saw in fiscal 2009, it is still significantly above the levels we saw prior to those record volumes.  Approximately 70% of the loan origination volume for the quarter came from realtor-referred home purchase activity versus refinance activity, which further emphasizes our strong market position.  In addition, we finished the quarter with $161 million of mortgage loans held for sale at June 30, 2010, which will benefit our fourth fiscal quarter of 2010 when they are delivered to our investors and the related mortgage revenues are realized.”

Also contributing to the linked-quarter increase in non-interest income was a $135,000, or 16% increase, in retail banking fees resulting from a change in fee structure and a $262,000, or 75% increase, in investment brokerage revenues resulting from stronger market demand for fixed-income investment products in the midst of a favorable interest rate environment and weakened loan demand experienced by the Company’s investment customers.

Non-interest Expense

Total non-interest expense decreased to $7.3 million for the quarter ended June 30, 2010 compared with $8.4 million for the linked quarter and $8.6 million for the prior-year quarter.  For the nine-month period, non-interest expense increased 3% to $23.9 million in 2010 compared with $23.3 million in 2009.

Compensation expense decreased to $3.2 million for the June 2010 quarter compared with $3.7 million for the linked quarter and $3.6 million for the prior-year quarter primarily as the result of a higher level of direct, fixed compensation costs deferred against mortgage loans originated as the result of the increased activity.  Also contributing to the overall linked-quarter decrease in non-interest expense was a $356,000 decrease in real estate foreclosure expense and losses primarily as the result of a significant write-down of a parcel of raw ground in the March 2010 quarter.  Non-interest expense for the June 2009 quarter included a $700,000 charge for the industry-wide FDIC special assessment.

Asset Quality

Primarily as the result of decreased net charge-offs and a decline in the balance of non-performing loans, the provision for loan losses for the three months ended June 30, 2010 decreased to $4.5 million compared with $11.2 million for the quarter ended March 31, 2010 and $6.2 million for the June 2009 quarter.  Net charge-offs for the quarter ended June 30, 2010 totaled $4.2 million, or 1.84% of average loans on an annualized basis, compared with $7.7 million, or 2.00% of average loans on an annualized basis, for the quarter ended March 31, 2010 and $3.9 million, or 0.98% of average loans on an annualized basis, for the June 2009 quarter.

Net charge-offs in the June 2010 quarter included $1.3 million of charge-offs on commercial loans, $2.0 million on first and second mortgage residential loans and $853,000 on home equity lines of credit compared with $6.4 million of charge-offs on commercial loans, $552,000 on first and second mortgage residential loans and $665,000 on home equity lines of credit in the linked quarter.  The linked-quarter decrease in commercial loan charge-offs primarily related to the $3.8 million partial charge-off, during the March 2010 quarter, of the Company’s largest non-performing asset, a commercial real estate loan secured by a strip shopping center in Naples, Florida.  The Company acquired the property in settlement of the debt and subsequently sold the property for cash during May 2010.

Non-performing assets decreased to $66.3 million at June 30, 2010 from $70.7 million at March 31, 2010.  The decrease was the result of a $2.7 million decrease in non-accrual loans and a $3.8 million decrease in troubled debt restructurings partially offset by a $2.1 million increase in real estate acquired through foreclosure.

Management continued its efforts to proactively modify loan repayment terms with residential borrowers who were experiencing financial difficulties in the current economic climate with the belief that these actions would maximize the bank’s ultimate recoveries on these loans.  The restructured terms of the loans generally included a reduction of the interest rates and the addition of past due interest to the principal balance of the loans.  Many of these borrowers were current at the time of their modifications and showed strong intent and ability to repay their obligations under the modified terms.  During the quarter ended June 30, 2010, the Company restructured approximately $4.0 million of loans to troubled residential borrowers and returned approximately $4.6 million of previously restructured residential loans to performing status as the result of the borrowers’ favorable performance history since restructuring.  At June 30, 2010, $27.4 million, or 82% of total restructured loans, related to residential borrowers compared with $28.4 million, or 77% of total restructured loans, at March 31, 2010.  At June 30, 2010, 74% of these residential borrowers were performing as agreed under the modified terms of the loans compared with 65% at March 31, 2010.

Douglass commented, “We continue to see success in our efforts to work with many of our troubled borrowers who demonstrate the ability and intent to repay their obligations under the modified loan terms and remain optimistic that our efforts will help them manage through this difficult economic period and maximize the bank’s ultimate recoveries on these loans.  During the quarter, we were able to return to performing status approximately 16% of restructured residential loans that were classified as nonperforming at March 31, 2010.”

Also contributing to the decrease in troubled debt restructurings was the foreclosure and sale, during May 2010, of the commercial real estate loan secured by a strip shopping center in Naples, Florida discussed above.  The net carrying value of the loan at March 31, 2010 was $3.2 million and was included in the balance of troubled debt restructurings greater than 30 days past due.

The ratio of the allowance for loan losses to loans receivable increased to 2.46% at June 30, 2010 compared with 2.39% at March 31, 2010.  The ratio of the allowance for loan losses to non-performing loans increased to 53.3% at June 30, 2010 compared with 46.7% at March 31, 2010.  Management believes this coverage ratio is appropriate based on the mix of non-performing loans, specifically the large number of troubled debt restructurings that were performing under their restructured terms.  Excluding restructured loans that were performing under their restructured terms and the related allowance for loan losses, the ratio of the allowance for loan losses to the remaining non-performing loans increased to 108.9% at June 30, 2010 compared with 79.6% at March 31, 2010.

Real estate acquired in settlement of loans was $16.0 million at June 30, 2010 compared with $13.9 million at March 31, 2010.  Real estate foreclosure losses and expense was $550,000 for the quarter ended June 30, 2010 compared with $905,000 for the quarter ended March 31, 2010 and $314,000 for the same quarter last year.  Real estate foreclosure losses and expense includes realized losses on the final disposition of foreclosed properties, additional write-downs for declines in the fair market values of properties subsequent to foreclosure, and expenses incurred in connection with maintaining the properties until they are sold.  Expense for the March 2010 quarter included an $826,000 write-down of a parcel of raw ground due to a decline in its appraised value since its acquisition in a prior period.

Outlook

Douglass commented, “We look forward to another strong quarter to wrap up our 2010 fiscal year.  We expect net interest income to continue to benefit from an elevated level of mortgage loans held for sale and from the robust origination volumes we have experienced thus far in July.  We also expect continued benefit from ongoing deposit pricing rationalization within our market.  And, we believe we will be able to moderate or curtail the recent loan portfolio decline by selectively adding quality loans to our portfolio.  With consecutive quarterly declines in non-performing asset levels, we are guardedly optimistic that we are at or near the peak of our non-performing assets.  This should result in the beginning of ‘normalization’ of credit provisions, which we began to see in the June quarter.  Absent a material negative change in asset quality, and/or significant portfolio growth, we expect that our prospective credit provisions for the balance of 2010 and into 2011 will likely be necessary to primarily cover net charge-offs and not result in additional significant reserve builds.”

Conference Call Tomorrow

Pulaski Financial’s management will discuss third quarter results and other developments tomorrow, July 21, 2010, during a conference call beginning at 11 a.m. EDT (10 a.m. CDT).  The call also will be simultaneously webcast and archived for three months at: http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=4044240.  Participants in the conference call may dial 877-473-3757 a few minutes before start time. The call also will be available for replay through August 4, 2010 at 800-642-1687 or 706-645-9291, conference ID 49922594.

About Pulaski Financial

Pulaski Financial Corp., operating in its 88th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail and commercial banking products through 12 full-service branch offices in the St. Louis metropolitan area and offers mortgage loan products through five loan production offices in the St. Louis and Kansas City metropolitan areas.  The Company’s website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences,  and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2009 on file with the SEC, including the sections entitled "Risk Factors."  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For Additional Information Contact:
Paul Milano
Chief Financial Officer
Pulaski Financial Corp.
(314) 878-2210 Ext. 3827

Tables follow...

PULASKI FINANCIAL CORP.
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	(Dollars in thousands except per share data)

	Three Months Ended
	June 30,	March 31,	June 30,
	2010	2010	2009
Interest income	$15,921	$16,054	$17,495
Interest expense	4,220	4,968	6,093

Net interest income	11,701	11,086	11,402
Provision for loan losses	4,500	11,240	6,154

Net interest income (loss) after provision for loan losses	7,201	(154)	5,248

Retail banking fees	1,005	870	980
Mortgage revenues	1,756	1,677	4,438
Investment brokerage revenues	610	348	365
Other	357	489	321
Total non-interest income	3,728	3,384	6,104

Compensation expense	3,153	3,654	3,620
Occupancy, equipment and data processing expense	2,090	2,015	2,046
Advertising	135	95	249
Professional services	290	548	402
Real estate foreclosure losses and expenses, net	550	905	314
FDIC deposit insurance premiums	493	494	463
FDIC special assessment	-	-	700
Other	631	710	768
Total non-interest expense	7,342	8,421	8,562

Income (loss) before income taxes	3,587	(5,191)	2,790
Income tax expense (benefit)	410	(870)	775
Net income (loss) after tax	3,177	(4,321)	2,015
Preferred stock dividends	515	515	514
Earnings (loss) available for common shares	$2,662	$(4,836)	$1,501

Annualized Performance Ratios
Return on average assets	0.93%	(1.24%)	0.54%
Return on average common equity	12.61%	(14.51%)	6.69%
Interest rate spread	3.47%	3.17%	2.98%
Net interest margin	3.65%	3.38%	3.22%

SHARE DATA
Weighted average shares outstanding - basic	10,418,153	10,364,565	10,200,321
Weighted average shares outstanding - diluted	10,622,155	10,364,565	10,395,653
Basic earnings (loss) per common share	$0.26	$(0.47)	$0.15
Diluted earnings (loss) per common share	$0.25	$(0.47)	$0.14
Dividends per common share	$0.095	$0.095	$0.095

PULASKI FINANCIAL CORP.
CONDENSED STATEMENTS OF INCOME, Continued
(Unaudited)

	(Dollars in thousands except per share data)
	Nine Months Ended June 30,
	2010	2009
Interest income	$48,817	$50,987
Interest expense	14,501	20,389

Net interest income	34,316	30,598
Provision for loan losses	21,814	16,510

Net interest income after provision for loan losses	12,502	14,088

Retail banking fees	2,807	2,882
Mortgage revenues	6,134	10,300
Investment brokerage revenues	1,381	1,005
Gain on sale of securities	-	243
Other	1,233	995
Total non-interest income	11,555	15,425

Compensation expense	10,703	10,555
Occupancy, equipment and data processing expense	6,109	5,979
Advertising	377	744
Professional services	1,356	1,034
Real estate foreclosure losses and expenses, net	1,892	1,065
FDIC deposit insurance premiums	1,478	1,073
FDIC special assessment	-	700
Other	2,030	2,175
Total non-interest expense	23,945	23,325

Income before income taxes	112	6,188
Income tax expense	6	1,834
Net income after tax	106	4,354
Preferred stock dividends	1,544	751
(Loss) earnings available for common shares	$(1,438)	$3,603

Annualized Performance Ratios
Return on average assets	0.01%	0.41%
Return on average common equity	(2.20%)	5.53%
Interest rate spread	3.27%	2.78%
Net interest margin	3.48%	3.04%

SHARE DATA
Weighted average shares outstanding - basic	10,351,930	10,155,874
Weighted average shares outstanding - diluted	10,351,930	10,348,468
Basic (loss) earnings per common share	$(0.14)	$0.35
Diluted (loss) earnings per common share	$(0.14)	$0.35
Dividends per common share	$0.285	$0.285

PULASKI FINANCIAL CORP.
BALANCE SHEET DATA
(Unaudited)

	(Dollars in thousands)

	June 30,	March 31,	September 30,
	2010	2010	2009
Total assets	$1,387,994	$1,368,693	$1,406,426
Loans receivable, net	1,067,465	1,086,377	1,132,095
Allowance for loan losses	26,821	26,494	20,579
Mortgage loans held for sale, net	161,078	96,600	109,130
Investment securities (includes equity securities)	5,096	4,097	2,586
FHLB stock	5,885	4,332	11,650
Mortgage-backed & related securities	22,666	24,755	28,165
Cash and cash equivalents	25,630	54,704	37,451
Deposits	1,145,963	1,164,174	1,191,629
FHLB advances	92,900	59,500	61,000
Subordinated debentures	19,589	19,589	19,589
Stockholders' equity - preferred	30,979	30,871	30,655
Stockholders' equity - common	83,144	81,146	86,306
Book value per common share	$7.70	$7.68	$8.31

	June 30,	March 31,	September 30,
	2010	2010	2009
LOANS RECEIVABLE
Real estate mortgage:
Residential first mortgages	$254,425	$252,027	$248,799
Residential second mortgages	64,937	67,164	72,083
Home equity lines of credit	209,351	217,249	227,142
Multi-family residential	44,666	44,461	44,463
Commercial real estate	258,260	255,923	231,270
Land acquisition and development	76,588	82,361	80,259
Total real estate mortgage	908,227	919,185	904,016

Real estate construction and development:
One to four family residential	8,341	12,544	19,664
Multi-family residential	4,181	5,238	6,864
Commercial real estate	20,072	26,915	59,430
Total real estate construction and development	32,594	44,697	85,958

Commercial & industrial loans	146,205	141,743	154,973
Consumer and installment	3,803	4,073	4,171
	1,090,829	1,109,698	1,149,118
Add (less):
Deferred loan costs	4,028	4,088	4,369
Loans in process	(571)	(915)	(813)
Allowance for loan losses	(26,821)	(26,494)	(20,579)
	(23,364)	(23,321)	(17,023)
Total	$1,067,465	$1,086,377	$1,132,095

Weighted average rate at end of period	5.39%	5.38%	5.33%

	June 30, 2010		March 31, 2010		September 30, 2009
		Weighted		Weighted		Weighted
		Average		Average		Average
		Interest		Interest		Interest
DEPOSITS	Balance	Rate	Balance	Rate	Balance	Rate
Demand Deposit Accounts:
Non-interest-bearing checking	$127,389	0.00%	$104,586	0.00%	$103,397	0.00%
Interest-bearing checking	361,431	0.91%	341,588	1.20%	263,020	1.25%
Passbook savings accounts	30,806	0.17%	29,577	0.17%	28,875	0.24%
Money market	214,917	0.48%	246,155	0.55%	253,996	0.76%
Total demand deposit accounts	734,543	0.60%	721,906	0.76%	649,288	0.81%

Certificates of Deposit:
Retail	330,422	2.34%	349,700	2.49%	348,622	2.63%
CDARS	72,592	0.68%	84,130	0.81%	110,241	1.54%
Brokered	8,406	5.23%	8,438	5.23%	83,478	2.67%
Total certificates of deposit	411,420	2.10%	442,268	2.22%	542,341	2.42%
Total deposits	$1,145,963	1.14%	$1,164,174	1.32%	$1,191,629	1.54%

PULASKI FINANCIAL CORP.
NONPERFORMING ASSETS
(Unaudited)

	(In thousands)

	June 30,	March 31,	September 30,
NONPERFORMING ASSETS	2010	2010	2009
Non-accrual loans:
Residential real estate first mortgages	$8,341	$5,662	$7,093
Residential real estate second mortgages	1,685	778	629
Home equity	2,995	2,761	3,086
Commercial and multi-family	2,104	3,109	2,595
Land acquisition and development	769	3,106	2,193
Real estate-construction and development	876	1,466	7,455
Commercial and industrial	151	2,736	703
Consumer and other	113	98	220
Total non-accrual loans	17,034	19,716	23,974

Accruing loans past due 90 days or more:
Residential real estate first mortgages	-	-	1
Residential real estate second mortgages	-	-	27
Home equity	-	-	43
Land acquisition and development	-	-	316
Total accruing loans past due 90 days or more	-	-	387

Troubled debt restructured: (1)
Current under the restructured terms:
Residential real estate first mortgages	17,321	15,170	17,785
Residential real estate second mortgages	1,620	1,639	2,062
Home equity	1,422	1,631	1,695
Commercial and multi-family	165	165	-
Land acquisition and development	121	-	107
Real estate-construction and development	3,578	4,674	100
Commercial and industrial	1,856	119	787
Consumer and other	85	88	93
Total current restructured loans	26,168	23,486	22,629
Past due greater than 30 days under restructured terms:
Residential real estate first mortgages	5,278	8,125	2,788
Residential real estate second mortgages	1,249	1,469	746
Home equity	464	321	150
Commercial and multi-family	-	3,235	7,831
Land acquisition and development	-	122	57
Real estate-construction and development	100	100	-
Commercial and industrial	-	178	777
Total past due restructured loans	7,091	13,550	12,349
Total restructured loans	33,259	37,036	34,978
Total non-performing loans	50,293	56,752	59,339
Real estate acquired in settlement of loans:
Residential real estate	4,038	3,134	3,386
Commercial real estate	12,002	10,765	5,068
Total real estate acquired in settlement of loans	16,040	13,899	8,454
Other nonperforming assets	-	-	-
Total non-performing assets	$66,333	$70,651	$67,793

(1)
Troubled debt restructured includes non-accrual loans totaling $33.2 million, $36.4 million and $27.7 million at June 30, 2010, March 31, 2010 and September 30, 2009, respectively.  These totals are not included in non-accrual loans above.

PULASKI FINANCIAL CORP.
ALLOWANCE FOR LOAN LOSSES AND ASSET QUALITY RATIOS
(Unaudited)

	(Dollars in thousands)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
ALLOWANCE FOR LOAN LOSSES	2010	2009	2010	2009
Allowance for loan losses, beginning of period	$26,494	$18,468	$20,579	$12,762
Provision charged to expense	4,500	6,154	21,814	16,510
(Charge-offs) recoveries, net:
Residential real estate first mortgages	(1,466)	(772)	(2,671)	(3,085)
Residential real estate second mortgages	(493)	(406)	(954)	(868)
Home equity	(853)	(567)	(2,241)	(1,794)
Commercial and multi-family	(336)	-	(4,264)	14
Land acquisition & development	(818)	(1,837)	(1,145)	(1,837)
Real estate-construction and development	(300)	(7)	(2,175)	(473)
Commercial and industrial	129	(253)	(1,986)	(384)
Consumer and other	(36)	(37)	(136)	(102)
Total loans charged off, net	(4,173)	(3,879)	(15,572)	(8,529)
Allowance for loan losses, end of period	$26,821	$20,743	$26,821	$20,743

	June 30,	March 31,	September 30,
ASSET QUALITY RATIOS	2010	2010	2009
Nonperforming loans as a percent of total loans	4.61%	5.11%	5.16%
Nonperforming loans excluding current troubled debt
restructurings as a percent of total loans	2.21%	3.00%	3.19%
Nonperforming assets as a percent of total assets	4.78%	5.16%	4.82%
Nonperforming assets excluding current troubled debt
restructurings as a percent of total assets	2.89%	3.45%	3.21%
Allowance for loan losses as a percent of total loans	2.46%	2.39%	1.79%
Allowance for loan losses as a percent
of nonperforming loans	53.33%	46.68%	34.68%
Allowance for loan losses as a percent of
nonperforming loans excluding current troubled debt
restructurings and related allowance for loan losses	108.89%	79.59%	55.94%

PULASKI FINANCIAL CORP.
AVERAGE BALANCE SHEETS
(Unaudited)

	(Dollars in thousands)

	Three Months Ended
	June 30, 2010			June 30, 2009
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans receivable	$1,103,375	$14,216	5.15%	$1,186,423	$15,074	5.08%
Mortgage loans held for sale	120,875	1,437	4.75%	174,728	2,047	4.69%
Other interest-earning assets	58,249	269	1.85%	56,537	374	2.65%
Total interest-earning assets	1,282,499	15,922	4.97%	1,417,688	17,495	4.94%
Noninterest-earning assets	79,052			66,062
Total assets	$1,361,551			$1,483,750

Interest-bearing liabilities:
Deposits	$1,032,799	$3,753	1.45%	$1,001,183	$5,000	2.00%
Borrowed money	89,194	468	2.10%	241,597	1,093	1.81%
Total interest-bearing liabilities	1,121,993	4,221	1.50%	1,242,780	6,093	1.96%
Noninterest-bearing deposits	112,279			106,258
Noninterest-bearing liabilities	11,930			14,422
Stockholders' equity	115,349			120,290
Total liabilities and stockholders'equity	$1,361,551			$1,483,750
Net interest income		$11,701			$11,402
Interest rate spread			3.47%			2.98%
Net interest margin			3.65%			3.22%

	Nine Months Ended
	June 30, 2010			June 30, 2009
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans receivable	$1,128,711	$43,728	5.17%	$1,157,810	$45,312	5.22%
Mortgage loans held for sale	116,968	4,150	4.73%	125,844	4,471	4.74%
Other interest-earning assets	69,003	939	1.81%	58,923	1,204	2.72%
Total interest-earning assets	1,314,682	48,817	4.95%	1,342,577	50,987	5.06%
Noninterest-earning assets	73,776			71,160
Total assets	$1,388,458			$1,413,737

Interest-bearing liabilities:
Deposits	$1,053,923	$12,719	1.61%	$942,827	$16,436	2.32%
Borrowed money	99,358	1,782	2.39%	249,908	3,953	2.11%
Total interest-bearing liabilities	1,153,281	14,501	1.68%	1,192,735	20,389	2.28%
Noninterest-bearing deposits	104,044			100,781
Noninterest-bearing liabilities	13,135			14,234
Stockholders' equity	117,998			105,987
Total liabilities and stockholders' equity	$1,388,458			$1,413,737
Net interest income		$34,316			$30,598
Interest rate spread			3.27%			2.78%
Net interest margin			3.48%			3.04%

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